Exhibit 10.2

EXTREME NETWORKS, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Amended and Restated April 30, 2019

1.Establishment and Purpose

The Extreme Networks, Inc. Executive Severance Plan (the “Plan”) was established by the Board of Directors of Extreme Networks, Inc., effective February 8, 2006, and amended and restated as of August 7, 2008, February 12, 2014, May 4, 2016 and November 1, 2016.   Effective as of April 30, 2019, the Plan is hereby further amended and restated as set forth herein.

2.Definitions and Construction

2.1      Definitions.  Whenever used in this Plan, capitalized terms shall have the same meaning as set forth in Appendix A.

2.2Construction.  Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.Eligibility and Participation

The Company’s Chief Executive Officer and Officers shall automatically be eligible to become Participants in the Plan, and Vice Presidents must be designated by the Committee before they can become eligible to become Participants in the Plan. As a condition to become a Participant in the Plan, an eligible person must first sign an Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan in a form provided by the Company, which will set forth the period of time during which a Participant may participate in the Plan.

4.Effect of a Change in Control on Equity Awards

To the extent any Equity Award (currently outstanding or granted in the future) that would otherwise be subject to this Section 4 is subject to a written agreement duly executed by the Company and a Participant that provides treatment more favorable to the Participant than this Section 4 shall be governed by the more favorable terms of such agreement rather than this Section 4.

4.1Equity Awards – Not Assumed or Substituted.  Subject to the terms of the award agreement governing the Equity Award and Section 4.3, in the event of a Change in Control in which the Acquiror does not assume or continue any then-outstanding Equity Awards held by the Participant or substitute for any such awards substantially equivalent awards, then the vesting, exercisability and settlement of each such award shall be accelerated in full effective immediately prior to but conditioned upon the consummation of the Change in Control so that each such Equity Award held by the Participant shall be fully vested (and, if applicable, exercisable). Except as otherwise provided in an agreement evidencing a performance-based award, for each such Equity Award that is a performance-based award, the applicable performance goals shall be deemed achieved at the greater of target or actual achievement (with the performance goals equitably adjusted if necessary to reflect a truncated performance period).

4.2Equity Awards – Assumed or Substituted.  In the event of a Change in Control in which the Acquiror assumes or continues the Company’s rights and obligations under any of the then-outstanding Equity Awards held by the Participant or substitutes for any such Equity Awards substantially equivalent awards, then each such Equity Award shall vest and become exercisable or settleable as determined in accordance with the agreement applicable to such award as in effect immediately prior to the Change in Control.

4.3Effect On Equity Award Agreements. The provisions contained in Section 4.1 of this Plan shall apply notwithstanding any provision to the contrary contained in any agreement evidencing an Equity Award granted to a Participant to the extent such agreement confers lesser rights to the Participant.

5.Termination Upon a Change in Control

In the event of a Participant’s Termination Upon a Change in Control, the Participant shall be entitled to receive the compensation and benefits described in this Section 5.

5.1Accrued Obligations.  The Participant shall be entitled to receive:

(a)all salary, commissions and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(b)payment within ten (10) business days following the Participant’s termination of employment of any Prior Year Bonus or portion thereof which the Committee determines has been earned by the Participant as of the date of the Participant’s termination of employment under the terms of the programs, plans or agreements providing for such bonus, but which remains unpaid as of such date;

(c)reimbursement within ten (10) business days of submission of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group and in accordance with Company Group policies prior to his or her termination of employment; and

(d)the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, stock purchase or other stock-based compensation plan or agreement (other than any such plan or agreement pertaining to Equity Awards whose treatment is prescribed by Section 5.2(c) below), health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.

5.2Severance Benefits.  Provided that the Participant executes the Release prior to the Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, the Participant shall be entitled to receive the following severance payments and benefits:

(a)Salary and Bonus.  On the first payroll date on or following the date the Release becomes effective and irrevocable, and, in any event, within sixty (60) days after the date of the Participant’s Separation from Service, the Company shall pay to the Participant in a lump sum cash payment an amount equal to the product of (1) the Participant’s Base Salary Rate plus Annual Bonus, multiplied by (2) the Participant’s Severance Multiplier.

(b)Prorated Bonus. A prorated annual bonus for the Company’s fiscal year in which the Participant’s termination of employment occurs, based on target but prorated based on the number of days the Participant was employed by the Company during such fiscal year, and paid in a single cash lump sum on the first payroll date that occurs on or after the Release becomes effective and irrevocable and, in any event, within sixty (60) days after the date of the Participant’s Separation from Service.

(c)COBRA Premiums.  On the first payroll date on or following the date the Release becomes effective and irrevocable and, in any event, within sixty (60) days after the date of the Participant’s Separation from Service, the Company shall pay to the Participant in a lump sum cash payment an amount equal to the premiums that the Participant would have been required to pay for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act over the Severance Period, assuming the same premium cost to the Participant and the same coverage level as in effect as of the Participant’s termination of employment (without giving effect to any reduction in such benefits constituting Good Reason).

(d)Accelerated Vesting of Equity Awards.  Notwithstanding any provision to the contrary contained in any agreement evidencing an Equity Award granted to a Participant, the vesting, exercisability and settlement of each of the Participant’s outstanding Equity Awards that, as of immediately prior to the Participant’s Separation from Service, was scheduled to vest based solely upon the Participant’s continued services shall be accelerated in full effective as of the date of the Participant’s Separation from Service so that each such Equity Award held by the Participant shall be immediately fully vested (and, if applicable, exercisable). Except as otherwise provided in an agreement evidencing a performance-based Equity Award, the vesting of a Participant’s outstanding performance-based Equity Awards shall be accelerated in full effective as of the date of the Participant’s Separation from Service, with applicable performance goals deemed achieved at the greater of target or actual achievement (with the performance goals equitably adjusted if necessary to reflect a truncated performance period).

(e)Outplacement Assistance.  Following the date of termination of a Participant’s employment, such Participant shall receive outplacement assistance services from Right Management for the duration of the Participant’s Severance Period, and the Company shall pay all costs of such services.

5.3Indemnification; Insurance.

(a)In addition to any rights a Participant may have under any indemnification agreement previously entered into between the Company and such Participant (a “Prior Indemnity Agreement”), from and after the date of the Participant’s termination of employment, the Company shall indemnify and hold harmless the Participant against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that the Participant is or was a director, officer, employee or agent of the Company Group, or is or was serving at the request of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the date of the Participant’s termination of employment, to the fullest extent permitted under applicable law, and the Company shall also advance fees and expenses (including attorneys’ fees) as incurred by the Participant to the fullest extent permitted under applicable law.  In the event of a conflict between the provisions of a Prior Indemnity Agreement and the provisions of this Plan, the Participant may elect which provisions shall govern.

(b)For a period of six (6) years from and after the date of termination of employment of a Participant who was an officer and/or director of the Company at any time prior to such termination of employment, the Company shall maintain a policy of directors’ and officers’ liability insurance for the benefit of such Participant which provides him or her with coverage no less favorable than that provided for the Company’s continuing officers and directors.

6.Federal Excise Tax Under Section 4999 of the Code

6.1Excess Parachute Payment.  In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant.  For purposes of this Section 6.1, if Payments must be reduced, then such reductions shall come first from the cash severance otherwise payable to the Participant.

6.2Determination by Accountants.  Upon the occurrence of any event (the “Event”) that would give rise to any Payments pursuant to this Plan, the Company shall promptly request a determination in writing to be made within thirty (30) days of the date of the Event by independent public accountants (the “Accountants”) selected by the Company and reasonably acceptable to the Participant of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant.  For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination.  The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section.  In the event that the report of the Accountants is not received within thirty (30) days following the Participant’s Termination Upon Change in Control, the Company shall pay to the Participant the cash severance benefits required by Section 5.2 above (subject to any reduction necessary to produce the greatest after-tax benefit to the Participant) within ten (10) days of the later of the date of the Accountants’ report of their determination or the payment date determined in accordance with Section 5.2(a) above.

7.Conflict in Benefits; Noncumulation of Benefits

7.1Effect of Plan.  The terms of this Plan, when an individual becomes a  Participant in this Plan, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in Sections 4, 5 and 6.  However, if a prior plan or agreement requires the consent of the Participant in order for such prior plan or agreement to be modified or amended or superseded by this Plan, such consent must be obtained from such employee in order for this Plan to supersede such prior plan or agreement, it being understood that, in accordance with Section 7.2, the benefits payable hereunder shall be reduced by the benefits payable under such plan or agreement.  Subject to the foregoing, any benefits under this Plan will be provided to Participants in lieu of benefits under any other separation plan or agreement.

7.2Noncumulation of Benefits.  Except as expressly provided in a written agreement between a Participant and the Company which expressly disclaims this Section 7.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4, 5 and 6 pursuant to the Plan, shall be reduced, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to such Participant by the Company in connection with such Participant’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to such Participant’s termination of employment with the Company, including any existing employment agreement between such Participant and the Company.  The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of any Participant’s termination of employment.  Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

8.Exclusive Remedy

The payments and benefits provided pursuant to this Plan (plus any payments and benefits provided pursuant a Prior Indemnity Agreement or an agreement evidencing an Equity Award, subject to such acceleration of vesting, exercisability and settlement provided by this Plan), if applicable, shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Termination Upon a Change in Control.  The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change in Control with respect to which the payments and benefits described in this Plan (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement or an agreement evidencing an Equity Award, subject to such acceleration of vesting, exercisability and settlement provided by this Plan), if applicable, have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Sections 7.1 and 7.2, in a duly executed plan or agreement between Company and the Participant.

9.Proprietary and Confidential Information

The Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company or any other member of the Company Group.

10.Nonsolicitation

If the Company performs its obligations to deliver the payments and benefits set forth in this Plan (plus any payments and benefits provided pursuant a Prior Indemnity Agreement or an agreement evidencing an Equity Award, subject to such acceleration of vesting, exercisability and settlement provided by this Plan), then, for a period equal to the greater of (a) one (1) year following the Participant’s Termination Upon a Change in Control, and (b) the Severance Period, the Participant shall not, directly or indirectly, recruit, solicit or invite the solicitation of any employees of the Company to terminate their employment relationship with the Company.

11.No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group.  Except as otherwise established in an employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship.  Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 15.  In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

12.Claims for Benefits

12.1ERISA Plan.  This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.  This document is intended to constitute both the Plan document and the Plan’s Summary Plan Description.  For purposes of ERISA, the Company shall be “Plan Administrator.”

12.2Application for Benefits.  All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Benefits department personnel (the “Claims Administrator”), with a copy to the Company’s General Counsel.  Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary.  The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

12.3Appeal of Denial of Claim.

(a)If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission.  The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(1)The specific reason or reasons for the denial;

(2)Specific references to the Plan provisions on which the denial is based;

(3)A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4)An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(b)If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period.  In no event shall such extension exceed ninety (90) days.

(c)If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial.  In pursuing such appeal the applicant or his duly authorized representative:

(1)may request in writing that the Appeals Administrator review the denial;

(2)may review pertinent documents; and

(3)may submit issues and comments in writing.

(d)The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period.  The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

(1)The specific reason or reasons for the denial;

(2)Specific references to the Plan provisions on which the denial is based;

(3)A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4)An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

12.4Discretionary Authority.  In performing their duties under the Plan, the Company, the Claims Administrator and the Appeals Administrator shall have the discretionary authority to interpret the terms and the eligibility provisions of the Plan.

13.Dispute Resolution

13.1Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association (“AAA”) or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property.  Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

13.2Site of Arbitration.  The site of the arbitration proceeding shall be in Santa Clara, California or any other site mutually agreed to by the Company and the Participant.

13.3Costs and Expenses Borne by Company.  All costs and expenses of arbitration, including but not limited to reasonable attorneys’ fees and other costs reasonably incurred by the Participant in connection with an arbitration in accordance with this Section 13, shall be paid by the Company.  Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant’s claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant’s own attorneys’ fees and costs.

14.Successors and Assigns

14.1Successors of the Company.  The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.

14.2Acknowledgment by Company.  If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 14.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.

14.3Heirs and Representatives of Participant.  This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries.  If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

15.Notices

15.1General.  For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a)if to the Company:

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, CA  95119

Attention: Chief Administrative Officer

(b)if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

15.2Notice of Termination.  Any termination by the Company of the Participant’s employment during the Change in Control Period or any resignation by the Participant during the Change in Control Period shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 15.1.  Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

16.Termination and Amendment of Plan

The Plan may be terminated or amended in any respect by resolution adopted by two-thirds (2/3) of the Board, provided, that during a Change in Control Period, the Plan may not be terminated or amended until the date all payments and benefits eligible to be received hereunder shall have been paid.  Notwithstanding any other provision of the Plan to the contrary, the Board or the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A), and to the administrative regulations and rulings promulgated thereunder.

17.Section 409A

17.1General. The payments and benefits under the Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance with or exempt from Section 409A.  If the Company determines that any particular provision of the Plan would cause a Participant to incur any tax or interest under Section 409A, the Company shall take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision of the Plan is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A.

17.2Specified Employee.  Notwithstanding anything to the contrary in the Plan, if the Company determines at the time of a Participant’s Separation from Service that the Participant is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which a Participant is entitled under the Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be provided to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death.  On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under the Plan shall be paid as otherwise provided herein.

17.3Separation from Service. Notwithstanding anything to the contrary in the Plan, any compensation or benefit payable under the Plan that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Plan as payable upon a Participant’s termination of employment with the Company shall be payable only upon the Participant’s Separation from Service with the Company.

17.4Expense Reimbursements. To the extent that any reimbursements payable under the Plan are subject to Section 409A, any such reimbursements shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and a Participant’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.

18.Miscellaneous Provisions

18.1Unfunded Obligation.  Any amounts payable to Participants pursuant to the Plan are unfunded obligations.  The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

18.2No Duty to Mitigate; Obligations of Company.  A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 6.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer.  Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.

18.3No Representations.  The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

18.4Waiver.  No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

18.5Choice of Law.  The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions to the extent that ERISA does not govern.

18.6Validity.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

18.7Benefits Not Assignable.  Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective.  No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

18.8Tax Withholding.  All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

18.9Consultation with Legal and Financial Advisors.  The Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.

APPENDIX A

Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a)“Acquiror” means, with respect to a Change in Control, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, as the case may be.

(b)“Annual Bonus” means an amount equal to the aggregate of all annual incentive bonuses that would be earned by the Participant at the targeted annual rate (determined as if 100% of all applicable performance goals are met) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Participant’s Termination Upon a Change in Control.  For this purpose, annual incentive bonuses shall not include signing bonuses or other nonrecurring cash incentive awards.

(c)“Base Salary Rate” means the greater of (1) the Participant’s annual base salary rate in effect immediately prior to the Participant’s Termination Upon a Change in Control or (2) the Participant’s annual base salary rate in effect immediately prior to the applicable Change in Control.  For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.

(d)“Board” means the Board of Directors of the Company.

(e)“Cause” means the occurrence of any of the following: (1) the Participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company Group; (2) the Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group; (3) misconduct by the Participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which the Company is required to prepare an accounting restatement; (4) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, the Participant’s improper use or disclosure of the confidential or proprietary information of a member of the Company Group); (5) any intentional act by the Participant which has a material detrimental effect on reputation or business of a member of the Company Group; (6) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by the Participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement; or (8) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a member of the Company Group.

(f)“Change in Control” means the occurrence of any of the following:

(1)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of directors;

(2)the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(3)the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

(4)a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors; provided, however, that to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

(g)“Change in Control Period” means the period commencing three (3) months prior to the signing of a definitive agreement that results in a Change in Control and ending on the 18-month anniversary of the consummation of the Change in Control.

(h)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.

(i)“Committee” means the Compensation Committee of the Board.

(j)“Company” means Extreme Networks, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.

(k)“Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(l)“Disability” means a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(m)“Equity Award” means any Option, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or other stock-based compensation award.

(n)“Good Reason” means the occurrence during a Change in Control Period of any of the following conditions without the Participant’s informed written consent, which condition(s) remain(s) in effect twenty (20) days after written notice to the Company from the Participant of such condition(s):

(1)a material, adverse change in the Participant’s position, duties, substantive functional responsibilities or reporting relationships, causing the Participant’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent as measured by the position occupied by the Participant immediately prior to the Change in Control; or

(2)a decrease in the Participant’s base salary rate or a decrease in the Participant’s target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant); or

(3)any failure by the Company Group to (i) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the Change in Control, or their equivalent, or (ii) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant; or

(4)the relocation of the Participant’s work place for the Company Group to a location that increases the regular commute distance between the Participant’s residence and work place by more than thirty (30) miles (one-way), or, following the consummation of a Change in Control, the imposition of business travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the Change in Control; or

(5)any material breach of this Plan by the Company Group with respect to the Participant.

The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability.  The Participant’s continued employment for a period not exceeding sixty (60) days following the occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition.  For the purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership (excluding the Participant if the Participant is a member of the Board).

(o)“Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(p)“Officer” means an individual who, serves as a vice president of the Company and reports directly to the Company’s Chief Executive Officer.

(q)“Option” means any option to purchase shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member, whether granted before or after a Change in Control.

(r)“Participant” means each individual who becomes a participant in the Plan pursuant to Section 3.

(s)“Prior Year Bonus” means the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Participant’s termination of employment.

(t)“Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit A (“General Release of Claims [Age 40 and over]” or Exhibit B (“General Release of Claims [Under age 40]”), whichever is applicable to the Participant, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 8 (Exclusive Remedy) hereof.

(u)“Release Deadline: means, with respect to the Release attached as Exhibit A, the date which is forty five (45) days following the Participant’s Separation from Service.  With respect to the Release attached as Exhibit B, the “Release Deadline” shall be the date which is twenty one (21) days following the Participant’s Separation from Service.

(v)“Restricted Stock” means any compensatory award of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member or acquired upon the exercise of an Option, whether such shares are granted or acquired before or after a Change in Control, including any shares issued in exchange for any such shares by a Successor or any other member of the Company Group.

(w)“Restricted Stock Units” mean any compensatory award of rights to receive shares of the capital stock or cash in an amount measured by the value of shares of the capital stock of the Company or of any other member of the Company Group at one or more specified future times or upon the satisfaction of one or more specified conditions granted to a Participant by the

Company or any other Company Group member, whether such awards are granted before or after a Change in Control, including any such awards granted in exchange for such awards by a Successor or any other member of the Company Group.

(x)“Section 409A” means Section 409A of the Code.

(y)“Separation from Service” means a “separation from service” as defined in Section 409A.

(z) “Severance Multiplier” means, with respect to any Participant:

(1)If such Participant is the Company’s Chief Executive Officer, two (2);

(2)If such Participant is an Officer, one and a half (1.5); and

(3)If such Participant is a Vice President, one (1).

(aa)“Severance Period” shall, with respect to any Participant, commence upon such Participant’s termination of employment and end after the lapse of:

(1)If such Participant is the Company’s Chief Executive Officer, twenty four (24) months;

(2)If such Participant is an Officer, eighteen (18) months; and

(3)If such Participant is a Vice President, twelve (12) months.

(bb)“Specified Employee” means a specified employee as defined in Section 409A.

(cc)“Stock Appreciation Right” means any award consisting of the right to receive payment, for each share of the capital stock of the Company or of any other member of the Company Group subject to such award, of an amount equal to the excess, if any, of the fair market value of such share on the date of exercise of the award over the exercise price for such share granted to a Participant by the Company or any other Company Group member, whether such awards are granted before or after a Change in Control, including any such awards granted in exchange for such awards by a Successor or any other member of the Company Group.

(dd)“Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(ee)“Termination Upon a Change in Control” means the occurrence of any of the following events:

(1)termination by the Company Group of the Participant’s employment for any reason other than Cause during the Change in Control Period; or

(2)the Participant’s resignation for Good Reason from employment with the Company Group during the Change in Control Period, provided that such resignation occurs within sixty (60) days following the occurrence of the condition constituting Good Reason;

provided, however, that Termination Upon a Change in Control shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.

(ff)“Vice President” means an individual who is a vice president of the Company and who does not report directly to the Company’s Chief Executive Officer.

EXHIBIT A

FORM OF

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

This Agreement is by and between [Employee Name] (“Employee”) and [Extreme Networks, Inc. or successor that agrees to assume the Executive Change in Control Severance Plan following a Change in Control] (the “Company”).  This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.

RECITALS

A.Employee was employed by the Company as of ___________, ____.

B.Employee and the Company entered into an Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of __________, ____ wherein Employee is entitled to receive certain benefits in the event of a Termination Upon a Change in Control (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).

C.A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe change in control]

D.Employee’s employment is being terminated as a result of a Termination Upon a Change in Control.  Employee’s last day of work and termination are effective as of _______________, ____.  Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan.  Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan.  Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.  Notwithstanding the foregoing, this release shall not apply to any right of the Employee pursuant to Section 5.4 of the Plan or pursuant to a Prior Indemnity Agreement (as such term is defined by the Plan).

3.Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4.Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any stock option, stock grant, stock purchase or other equity award agreements between the Company and Employee. For the avoidance of doubt, nothing herein or in any proprietary rights or confidentiality agreements will be construed to prohibit Employee from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation.  Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures.  Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary herein or in any proprietary rights or confidentiality agreements: (i) Employee shall not be in breach of this Agreement or such other agreements, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the provisions of Section 12 and Section 13 of the Plan.

7.The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of binding arbitration before a sole arbitrator of the American Arbitration Association (“AAA”) in Santa Clara, California.  Judgment on the award may be entered in any court having jurisdiction.  Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.  If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO 45 DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:	[Employee Name]

Dated:	[Company] By:

EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS

[Under age 40]

GENERAL RELEASE OF CLAIMS

[Under age 40]

This Agreement is by and between [Employee Name] (“Employee”) and [Extreme Networks, Inc. or successor that agrees to assume the Executive Change in Control Severance Plan following a Change in Control] (the “Company”).  This Agreement is effective on the day it is signed by Employee (the “Effective Date”).

RECITALS

A.Employee was employed by the Company as of ____________, ____.

B.Employee and the Company entered into an Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of ___________, ____ wherein Employee is entitled to receive certain benefits in the event of a Termination Upon a Change in Control (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).

C.A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe change in control]

D.Employee’s employment is being terminated as a result of a Termination Upon a Change in Control.  Employee’s last day of work and termination are effective as of ______________, ____ (the “Termination Date”).  Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan.  Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan.  Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.  Notwithstanding the foregoing, this release shall not apply to any right of the Employee pursuant to Sections 5.4 of the Plan or pursuant to a Prior Indemnity Agreement (as such terms are defined by the Plan).

3.Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4.Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and his obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any stock option, stock grant, stock purchase or other equity award agreements between the Company and Employee. For the avoidance of doubt, nothing herein or in any proprietary rights or confidentiality agreements will be construed to prohibit Employee from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation.  Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures.  Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary herein or in any proprietary rights or confidentiality agreements: (i) Employee shall not be in breach of this Agreement or such other agreements, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the provisions of Section 12 and Section 13 of the Plan.

7.The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of binding arbitration before a sole arbitrator of the American Arbitration Association (“AAA”) in Santa Clara, California.  Judgment on the award may be entered in any court having jurisdiction. Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.  If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:	[Employee Name]
Dated:	[Company] By:

B-4